PRESS RELEASE

Investor Contact:

Jennifer Crane

Crossroads Systems

jcrane@crossroads.com

512.928.6897 or 800.643.7148

Press Contact:

Matthew Zintel

Zintel Public Relations

matthew.zintel@zintelpr.com

281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal First Quarter 2012 Financial Results

AUSTIN, TX – February 29, 2012 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data protection solutions and services, reported financial results for its fiscal first quarter ended January 31, 2012.

Highlights

•	Shipped StrongBox®, its online all-the-time, non-proprietary and fully portable data vault for long-term data retention, on schedule to first customer, Capgemini, one of the world's leading providers of IT services.
•	Formed strategic alliance with Fujitsu to deliver StrongBox data vault, providing a complete solution for leveraging Linear Tape File System (LTFS) technology in Fujitsu’s NuVola Private Cloud Platform.
•	Generated exciting industry buzz around the StrongBox solution as evidenced by dozens of financial and trade press articles (visit the Crossroads Systems Web site for an ongoing list).
•	Created a growing sales funnel and backlog of StrongBox opportunities despite being just a few weeks post launch.
•	Released RVA® 5.0, featuring new advanced reporting capabilities and enhanced visibility into tape systems. Crossroads recorded record quarterly revenue for RVA with a growing backlog.

Fiscal Q1 2012 Financial Results

Revenue for fiscal Q1 2012 decreased 28% to $2.6 million from $3.6 million in the same quarter a year ago. The decrease was primarily due to a 36% decrease in intellectual property (IP) licensing, royalty and other revenue from fiscal Q1 2011. The company’s IP licensing revenue can vary significantly from quarter-to-quarter and should be considered on an annual basis, as Crossroads does not control the timing or pace of negotiations.

Gross profit for fiscal Q1 2012 was $2.3 million or 88% of total revenue, as compared to $3.1 million or 86% of total revenue in the same quarter a year ago. The increase in gross profit as a percent of revenue was due to product mix and decreased costs associated with the company’s IP licensing campaign.

Operating expenses for fiscal Q1 2012 totaled $5.0 million, which included $763,000 of stock-based compensation, as compared to $4.3 million, which included $82,000 of stock-based compensation in the same period a year ago. The increase was primarily due to the timing of stock-based compensation expenses.

Net loss for fiscal Q1 2012 totaled $2.7 million or $(0.25) per share, as compared to a net loss of $1.2 million or $(0.12) per share in the same quarter a year ago.

At January 31, 2011, cash and cash equivalents and short-term investments totaled $9.2 million, as compared to $10.7 million in the previous quarter. The decrease in cash was largely due to the decline in IP revenue in the quarter.

Management Commentary

“The overall explosion of data creation is threatening to overwhelm the current budget and pricing constraints of existing, largely disk based solutions,” said Rob Sims, president and CEO of Crossroads Systems. “From a market perspective, StrongBox plays in what we define as the archive portion of the data storage market. StrongBox is an on-line, all the time, network attached archive that has come to market with a game changing value proposition. Data in the archive space is expected to grow from 69,000 Petabytes to more than 170,000 Petabytes by 2014, which represents 250% growth over 5 years. This market is also called Tier 3, defined generally as ‘write once, read rarely’ data. This was a $23 billion market last year that is expected to grow to more than $40 billion in the next three years. We believe StrongBox is well positioned to gain a meaningful piece of this market given our disruptive pricing at up to a 90% lower cost versus disk-based solutions, when the storage need is measured at a Petabyte or more.

“The quarter has been a buzz of activity as we’ve been working with strategic partners and channel partners to bring StrongBox to market. We have a very specific go-to-market strategy for StrongBox. While StrongBox is a horizontal solution, our initial focus is in three verticals that stand out as early and large opportunities: media entertainment, medical imaging, and video surveillance. These three industries are generating large, rich content media and all are growing well over 50 percent year over year. We already have a large backlog for StrongBox for upcoming quarters. We look forward to closing these opportunities and recording revenue going forward.”

Conference Call

Crossroads will hold a conference call later today (Wednesday, February 29, 2012) to discuss these financial results. The company’s president and CEO, Rob Sims, and CFO, Jennifer Crane, will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the number 5-10 minutes prior to the start time and ask for the Crossroads Systems’ conference call:

Date: Wednesday, February 29, 2012
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Dial-In Number: 1-877-221-8809
International: 1-706-679-8667

The conference call will be broadcasted and available for replay at http://us.meeting-stream.com/crossroadssystemsinc_022912 and via the company's Web site in the Investor Relations Events & Presentations section.

For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider data protection solutions and services. Crossroads offers organizations proactive data security, intelligent storage connectivity, high performance, and significant cost savings. Founded in 1996 and headquartered in Austin, Texas, Crossroads holds more than 100 patents granted and pending and has been honored with numerous industry awards for innovation in data protection and storage. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements that relate to the business and future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, uncertainties relating to product development and commercialization, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in its industry, market acceptance of its products and services, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

©2012 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	October 31, 2011	January 31, 2012
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$7,336	$7,227
Short-term investments	3,385	1,992

Total cash, cash equivalents and short-term investments	10,721	9,219

Accounts receivable, net of allowance for doubtful
accounts of $71 and $104, respectively	2,659	2,943
Inventories	188	350
Prepaid expenses and other current assets	297	272

Total current assets	13,865	12,784

Property and equipment, net	1,320	1,274
Intangible assets, net	110	63
Other assets	56	34

Total assets	$15,351	$14,155

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,228	$821
Accrued expenses	2,156	1,675
Deferred revenue	1,009	1,528
Current portion of long term debt	1,973	2,597

Total current liabilities	7,366	6,621

Long term liabilities	126	1,629

Commitments and contingencies (See Note 8)	-	-

Stockholders' equity:
Common stock, $0.001 par value, 75,000,000 shares authorized,
10,923,543 and 11,019,487 shares issued and outstanding, respectively	11	11
Additional paid-in capital	199,750	200,547
Accumulated other comprehensive loss	(40)	(42)
Accumulated deficit	(191,862)	(194,611)

Total stockholders' equity	7,859	5,905

Total liabilities and stockholders' equity	$15,351	$14,155

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended January 31,
	2011	2012
Revenue:
Product	$1,309	$1,112
IP license, royalty and other	2,292	1,467
Total revenue	3,601	2,579

Cost of revenue:
Product	105	81
IP license, royalty and other	398	236
Total cost of revenue	503	317

Gross profit	3,098	2,262

Operating expenses:
Sales and marketing	1,215	1,409
Research and development	2,117	2,757
General and administrative	647	762
Amortization of intangible assets	312	47
Total operating expenses	4,291	4,975

Loss from operations	(1,193)	(2,713)
Interest expense	(31)	(50)
Other (expense) income	(7)	14

Net loss	$(1,231)	$(2,749)

Basic and diluted net loss per share	$(0.12)	$(0.25)

Basic and diluted average common shares outstanding	10,668,733	10,974,049

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended January 31,
	2011	2012

Cash flows from operating activities:
Net loss	$(1,231)	$(2,749)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation	100	161
Amortization of intangible assets	312	47
Loss (gain) on disposal of fixed assets	6	(15)
Stock-based compensation	82	763
Provision for doubtful accounts receivable	-	33
Changes in assets and liabilities:
Accounts receivable	2,651	(304)
Inventories	(74)	(162)
Prepaid expenses and other current assets	66	26
Accounts payable	(224)	(1,237)
Accrued expenses	(297)	(468)
Deferred revenue	(266)	665
Net cash provided by (used in) operating activities	1,125	(3,240)
Cash flows from investing activities:
Purchase of property and equipment	(142)	(119)
Purchase of held-to-maturity investments	-	(185)
Maturity of held-to-maturity investments	-	1,578
Net cash (used in) provided by investing activities	(142)	1,274
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	1	34
Proceeds from borrowing on term loan	-	2,000
Net cash provided by financing activities	1	2,034

Effect of exchange rate on cash	(92)	(177)
Net increase (decrease) in cash and cash equivalents	892	(109)
Cash and cash equivalents, beginning of period	13,811	7,336
Cash and cash equivalents, end of period	$14,703	$7,227

Supplemental disclosure of cash flow information:

Cash paid for interest	$30	$22